Exhibits 5.1 and 23.2

June 18, 2026

Appian Corporation
7950 Jones Branch Drive
McLean, VA 22102

Ladies and Gentlemen:

We have acted as special counsel to Appian Corporation, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 10,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share, issuable pursuant to the Appian Corporation Amended and Restated 2017 Equity Incentive Plan, effective as of June 3, 2026 (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. We have also made such further legal and factual examinations and investigations as we have deemed necessary or advisable for purposes of expressing the opinion set forth herein.

This opinion letter is provided to the SEC for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent. No other opinion may be implied or inferred beyond that which is expressly stated below.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the Shares covered by the Plan have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP